As filed with the Securities and Exchange Commission on April 25, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5818 El Camino Real Carlsbad, CA 92008 (760) 431-9286	20-2463898
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(I.R.S. Employer Identification No.)

Terry M. Rich

Chief Executive Officer

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush	Craig Hunsaker, Esq.
Kevin C. Reyes	EVP, People & Culture and General Counsel
Latham & Watkins LLP	Alphatec Holdings, Inc.
12670 High Bluff Drive	5818 El Camino Real
San Diego, CA 92130	Carlsbad, California 92008
(858) 523-5400	(760) 431-9286

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,809,628	$1.985	$3,592,111.58	$416.33
Shares of Common Stock, par value $0.0001 per share, issuable upon conversion of shares of Series A Convertible Preferred Stock(4)	7,622,372	$1.985	$15,130,408.42	$1,753.62
Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of warrants(5)	9,903,600	$1.985	$19,658,646.00	$2,278.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on April 21, 2017.
(3)	The proposed maximum aggregate offering price of the common stock underlying the Series A Convertible Preferred Stock and issuable upon exercise of the warrants is based upon the Series A Convertible Preferred Stock converting at a price of $2.00 per share and the warrants being exercised at a price per share equal to $2.00 or $2.50, as applicable.
(4)	Represents shares issuable upon conversion of shares of Series A Convertible Preferred Stock, with each share of Series A Convertible Preferred Stock having a stated value of $1,000 per share and a fixed conversion price into shares of common stock of $2.00 per share.
(5)	Represents 9,432,000 shares issuable upon exercise of common stock warrants, at a fixed exercise price of $2.00 per share, and 471,600 shares issuable upon exercise of common stock warrants, at a fixed exercise price of $2.50 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2017

PROSPECTUS

19,335,600 Shares of Common Stock

ALPHATEC HOLDINGS, INC.

This prospectus relates to the resale or other disposition by the selling stockholders identified in this prospectus of up to 19,335,600 shares of our common stock. Of these shares, 1,809,628 shares are outstanding shares of common stock held by certain of the selling stockholders, 7,622,372 shares are issuable upon the conversion of our Series A Convertible Preferred Stock held by the selling stockholders and 9,903,600 shares are issuable upon the exercise of outstanding warrants to purchase our common stock held by the selling stockholders, issued in connection with a private placement we completed on March 29, 2017.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price of the warrants.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 12 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ATEC.” On April 24, 2017, the last reported sale price of our common stock was $1.96 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2017

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

You should read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The Alphatec name and logo and the names of products and services offered by Alphatec and Alphatec Spine, Inc. are trademarks, registered trademarks, service marks or registered service marks of Alphatec. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. As used in this prospectus, the terms “we,” “us,” “our,” “Alphatec Holdings” and “Alphatec” mean Alphatec Holdings, Inc. and our subsidiaries.

Alphatec Holdings, Inc.

Overview

We are a medical technology company focused on the design, development and promotion of products for the surgical treatment of spinal disorders. Our mission is to improve patient lives by delivering advancements in spinal fusion technologies. We have a comprehensive product and procedural portfolio, as well as a pipeline that addresses the cervical, thoracolumbar and intervertebral regions of the spine and covers a variety of spinal disorders from degenerative disease to complex deformity and trauma. Our principal product offerings are focused on the U.S. market for fusion-based spinal disorder solutions. We believe that our products and procedural offerings are attractive to surgeons, hospitals, and patients due to innovative features and benefits that are designed to streamline surgical procedures, improve patient outcomes, while delivering predicable results at lower costs.

Our goal is to build a high-growth organization focused on innovation and value delivery. By working with world class surgeons to simplify procedures and deliver better outcomes, we believe that we will be positioned to take a greater share of the U.S. spine market, becoming the partner of choice for spine surgeons, hospitals, healthcare systems and payors.

Corporate Information

We are a Delaware corporation. We were incorporated in March 2005. Our principal executive office is located at 5818 El Camino Real, Carlsbad, California 92008. Our Internet address is www.alphatecspine.com. Our website, and the information contained therein, is not a part of this prospectus.

Summary of Private Placement

On March 29, 2017, or the Closing, we closed a private placement, or the Private Placement, pursuant to a securities purchase agreement, dated as of March 22, 2017, or the Securities Purchase Agreement, between us and certain of the selling stockholders. At the Closing, we issued 1,809,628 shares of our common stock, 15,244.744 shares of our Series A Convertible Preferred Stock (convertible into 7,622,372 shares of our common stock following receipt of the stockholder approval required by the Securities Purchase Agreement), and warrants to purchase 9,432,000 shares of our common stock at an exercise price per share of $2.00, or the Purchase Warrants, with a term of five years following receipt of the stockholder approval required under the Securities Purchase Agreement. The aggregate gross proceeds from the Private Placement were approximately $18.9 million. We intend to use the net proceeds from the Private Placement for general corporate and working capital purposes. Certain of our directors and executive officers purchased an aggregate of $2.35 million of shares of Series A Convertible Preferred Stock, which shares are convertible into approximately 1,175,000 shares of common stock, and warrants to purchase up to 1,175,000 shares of common stock. H.C. Wainwright & Co., LLC, or HCW, served as the sole placement agent for the Private Placement. We also issued HCW and its designees warrants, or the HCW Warrants and, together with the Purchase Warrants, the Warrants, for the purchase of 471,600 shares of our common stock at an exercise price of $2.50 per share pursuant to the terms of our letter agreement with HCW, which HCW Warrants are exercisable for a period of five years following receipt of the stockholder approval required under the Securities Purchase Agreement and.

As part of the Private Placement, we entered into a registration rights agreement with certain of the selling stockholders, or the Registration Rights Agreement, pursuant to which we agreed to file a registration statement to register for resale the shares of common stock sold and issued in the Private Placement, including the shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock and upon the exercise of the Warrants sold in the Private Placement, within 30 days following the Closing. We are required to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended, or the Securities Act, as soon as practicable, but in no event later than 60 days after the Closing (or 90 days in the event of a full review of the registration statement by the SEC). We agreed to keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without the need for current public information or other restriction. The issuance of the shares of common stock, the Series A Convertible Preferred Stock and the Warrants in connection with the Private Placement was exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Please see “Description of Capital Stock” for a description of the Warrants, Series A Convertible Preferred Stock and Registration Rights Agreement.

The Offering

Selling stockholders	Institutional and accredited investors who purchased shares of our common stock, Series A Convertible Preferred Stock and Warrants in a private placement in March 2017

Common stock offered by the selling stockholders	Up to 19,335,600 shares, including 7,622,372 shares of our common stock issuable upon conversion of shares of our Series A Convertible Preferred Stock and 9,903,600 shares of our common stock issuable upon exercise of Warrants.

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock offered hereby. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $20 million. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Select Market symbol	ATEC

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by our subsequent filings with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the information and documents incorporated by reference in this prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding:

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, uses and sources of cash and liquidity, including our anticipated revenue growth and cost savings;

•	our ability to meet the financial covenants under our credit facilities;

•	our ability to ensure that we have effective disclosure controls and procedures;

•	our not realizing the full economic benefit from the Globus Transaction, including as a result of indemnification claims under the definitive agreement and the retention by us of certain liabilities associated with the international business, and our ability to meet our obligations under the Globus Supply Agreement;

•	our ability to meet and potential liability from not meeting the payment obligations under the Orthotec settlement agreement;

•	our ability to regain and maintain compliance with the quality requirements of the FDA;

•	our ability to market, improve, grow, commercialize and achieve market acceptance of any of our products or any product candidates that we are developing or may develop in the future;

•	our beliefs about the features, strengths and benefits of our products;

•	our ability to continue to enhance our product offerings, outsource our manufacturing operations and expand the commercialization of our products, and the effect of our strategy;

•	our expectations about the timing, costs and benefits of the restructuring and outsourcing of our manufacturing operations;

•	our beliefs about the ability of our supplier relationships and quality processes to fulfill our production requirements;

•	our ability to successfully integrate, and realize benefits from licenses and acquisitions;

•	the effect of any existing or future federal, state or international regulations on our ability to effectively conduct our business;

•	our estimates of market sizes and anticipated uses of our products;

•	our business strategy and our underlying assumptions about market data, demographic trends, reimbursement trends and pricing trends;

•	our ability to achieve profitability, and the potential need to raise additional funding;

•	our ability to maintain an adequate sales network for our products, including to attract and retain independent distributors;

•	our ability to enhance our U.S. distribution network;

•	our ability to increase the use and promotion of our products by training and educating surgeons and our sales network;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our ability to enter into licensing and business combination agreements with third parties and to successfully integrate the acquired technology and/or businesses;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	the effects of the escalating cost of medical products and services and the effects of market demand, government regulation, third-party reimbursement policies and societal pressures on the healthcare industry and our business;

•	our ability to meet or exceed the industry standard in clinical and legal compliance and corporate governance programs;

•	our beliefs about our competitors and the principal competitive factors in our market and the effect of non-operative treatments on demand for our products;

•	potential liability resulting from litigation;

•	our beliefs about our employee relations;

•	potential liability resulting from a governmental review of our business practices;

•	our beliefs about the usefulness of the non-GAAP financial measures included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our beliefs with respect to our critical accounting policies and the reasonableness of our estimates and assumptions; and

•	other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or any document incorporated by reference herein or therein.

Any or all of our forward-looking statements included or incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions by known or unknown risks and uncertainties. Many factors mentioned in our discussion included or incorporated by reference in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from expected results.

We also provide a cautionary discussion of risks and uncertainties under “Risk Factors” in this prospectus. Other factors besides those discussed could also adversely affect us.

Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “estimate,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “continue,” “project,” and similar expressions are intended to identify forward-looking statements. There are a number of factors and uncertainties that could cause actual events or results to differ materially from those indicated by such forward-looking statements, many of which are beyond our control, including the factors discussed under “Risk Factors” herein. In addition, the forward-looking statements contained herein represent our estimate only as of the date of this prospectus and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering by the selling stockholders. The selling stockholders will receive all of the proceeds from this offering.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase shares of our common stock. Pursuant to conditions set forth in the warrants, the warrants are exercisable under certain circumstances on a cashless basis, and should a selling stockholder elect to exercise on a cashless basis we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the warrant. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants or if they will do so for cash or on a cashless basis. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $20 million. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.

We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants. For additional information regarding the issuances of those securities, see “Prospectus Summary—Summary of Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the sale and issuance of the shares of common stock, the Series A Convertible Preferred Stock and the Warrants and except as otherwise disclosed in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years. Other than Michael Vasinkevich, HCW, Noam Rubinstein, Mark Viklund and Charles Worthman, to our knowledge, none of the selling stockholders are affiliates of broker-dealers. Each of Michael Vasinkevich, HCW, Noam Rubinstein, Mark Viklund and Charles Worthman represented to us that they purchased or received the securities in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, Series A Convertible Preferred Stock and Warrants, as of the Closing, assuming full exercise of the Warrants and conversion of the Series A Convertible Preferred Stock held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the number of shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the Private Placement, (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, (iii) the maximum number of shares of common stock issuable upon conversion of the shares of our Series A Convertible Preferred Stock, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants or conversion of the Series A Convertible Preferred Stock. The fourth and fifth columns list the number of shares of common stock and percentage of our outstanding common stock to be held by the selling stockholder assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Until the date that our stockholders approve the Private Placement, (i) the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, or the Certificate of Designation, limits the number of shares of common stock issuable upon conversion of the Series A Preferred Stock such that, when aggregated with the shares of common stock issued at the Closing of the Private Placement, such issuances will not exceed 20% of our issued and outstanding common stock before the Closing, as required by the rules and regulations of the NASDAQ Global Select Market and (ii) the Warrants restrict the exercise of the Warrants.

Under the terms of the Warrants, the selling stockholders, at their election, may not exercise the Common Stock to the extent such exercise would cause such selling stockholders, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise (subject to adjustment up to 9.99% upon the fulfillment of certain conditions), excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. In addition, our shares of Series A Convertible Preferred Stock may not be converted by certain of the selling stockholders, at their election, if such conversion would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such conversion (subject to adjustment up to 9.99% upon the fulfillment of certain conditions). The number of shares in the first and second columns below does not reflect the limitations set forth in this paragraph and the immediately preceding paragraph. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)		Number of Shares of Common Stock Owned After Offering(2)	Percentage of Class Following the Offering(2)
Armistice Capital Master Fund, Ltd.	4,800,000	(3)	4,800,000	(3)	0	—
Sabby Healthcare Master Fund, Ltd.	2,800,000	(4)	2,800,000	(4)	0
Sabby Volatility Warrant Master Fund, Ltd.	1,000,000	(5)	1,000,000	(5)	0
Broadfin Healthcare Master Fund, Ltd.	2,000,000	(6)	2,000,000	(6)	0
Evan Bakst	902,000	(7)	800,000	(7)	102,000	*
Samir Patel	259,369	(8)	250,000	(8)	9,369	*
Amit M. Patel	209,916	(9)	200,000	(9)	9,916	*
Kantilal K. Patel	212,250	(10)	200,000	(10)	12,250	*
Manish K. Patel	213,000	(11)	200,000	(11)	13,000	*
MOM, Inc.	500,000	(12)	500,000	(12)	0	—
Lawrence W. Rosenfeld Roth IRA TD Ameritrade	74,000	(13)	74,000	(13)	0	—
John P. Curtin, Jr	100,000	(14)	100,000	(14)	0	—
Cyrano Investments USA Inc.	250,000	(15)	250,000	(15)	0	—
Curtis H. Cooper	500,000	(16)	500,000	(16)	0	—
Mark Rutkin	50,000	(17)	50,000	(17)	0	—
Allen-Chase Foundation DBA Eaglebrook School	300,000	(18)	300,000	(18)	0	—
Woods 1994 Family Partnership, LP	1,000,000	(19)	1,000,000	(19)	0	—
Mital Sheth	40,000	(20)	40,000	(20)	0	—
Lukpartners, LLC	250,000	(21)	250,000	(21)	0	—
Yancey Family Trust Dated 11-15-2002	250,000	(22)	250,000	(22)	0	—
David Mazza	250,000	(23)	250,000	(23)	0	—
BLR Partners, LP	360,000	(24)	200,000	(24)	160,000	*
Porcupine Investment Partners, LLC	400,000	(25)	400,000	(25)	0	—
Mortimer Berkowitz III	3,049,912	(26)	400,000	(26)	2,649,912	29.3
Terry Rich	502,500	(27)	500,000	(27)	2,500	*
Craig E. Hunsaker	510,416	(28)	500,000	(28)	10,416	*
Jon Allen	250,000	(29)	250,000	(29)	0	—
Michael Plunkett	189,054	(30)	150,000	(30)	39,054	*
Brian Snider	100,000	(31)	100,000	(31)	0	—
IRA Resources FBO Jeffrey G Black 35-36600	50,000	(32)	50,000	(32)	0	—
Chris Ryan	250,000	(33)	250,000	(33)	0	—
Jeff Rydin	200,000	(34)	200,000	(34)	0	—
Amy M. Ables	50,000	(35)	50,000	(35)	0	—
Michael Vasinkevich	162,702	(36)	162,702	(36)	0	—
H.C. Wainwright & Co., LLC	141,480	(37)	141,480	(37)	0	—
Noam Rubinstein	148,554	(38)	148,554	(38)	0	—
Mark Viklund	14,148	(39)	14,148	(39)	0	—
Charles Worthman	4,716	(40)	4,716	(40)	0	—

*	Less than one percent of our outstanding shares of common stock.
(1)	Assumes the exercise for cash of all of the warrants and conversion of all shares of our Series A Convertible Preferred Stock, irrespective of limitations on exercise or conversion, as applicable.
(2)	Represents the number of shares of common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that (i) all of the shares of common stock registered for resale by the registration statement of which this prospectus is a part will be sold and (ii) no other shares of common stock will be acquired or sold by the selling stockholder before completion of this offering. However, the selling stockholder may sell all, part or none of its shares of common stock offered pursuant to this prospectus and may sell all, part or none of its common stock pursuant to one or more exemptions from the registration provisions of the Securities Act. Applicable percentage ownership following the offering is based on 9,048,145 shares of common stock that would be outstanding following the offering if all shares registered by this prospectus are sold in the offering.

(3)	Includes (i) 1,857,586 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 2,400,000 shares of common stock issuable upon the exercise of Warrants. Armistice Capital, LLC is an investment manager to Armistice Capital Master Fund, Ltd. and Steven J. Boyd, the chief investment officer of Armistice Capital, LLC, may be deemed to have voting and investment power with respect to the securities held by Armistice Capital Master Fund Ltd. The selling stockholder’s address is c/o Armistice Capital, LLC, 510 Madison Ave; 22nd Floor New York, NY 10022.
(4)	Includes (i) 1,083,593 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 1,400,000 shares of common stock issuable upon the exercise of Warrants. This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Mr. Mintz is the manager of Sabby Management, LLC, and that each of Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein. The selling stockholder’s address is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.
(5)	Includes (i) 386,998 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 500,000 shares of common stock issuable upon the exercise of Warrants. This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Mr. Mintz is the manager of Sabby Management, LLC, and that each of Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein. The address for Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.
(6)	Includes (i) 773,994 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 1,000,000 shares of common stock issuable upon the exercise of Warrants. This stockholder has indicated that each of Kevin Kotler and Broadfin Capital, LLC share has voting and investment power over the shares held by it. The address for Broadfin Healthcare Master Fund, Ltd. is c/o 300 Park Avenue, 25th Floor, New York, NY 10022.
(7)	Includes (i) 309,598 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 400,000 shares of common stock issuable upon the exercise of Warrants.
(8)	Includes (i) 96,749 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 6 Zelkova Run Rd, Moorestown, NJ 08057.
(9)	Includes (i) 77,399 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 100,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 30 Stonehouse Court, Belle Mead, NJ 08502.
(10)	Includes (i) 77,399 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 100,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 20 Reagan Lane, Voorhees NJ 08043.
(11)	Includes (i) 77,399 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 100,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 51 Keystone Court, Basking Ridge, NJ 07920.
(12)	Includes (i) 193,499 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 250,000 shares of common stock issuable upon the exercise of Warrants.
(13)	Includes (i) 28,638 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 37,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 30 Gregory Street, Marblehead, MA 01945.
(14)	Includes (i) 38,700 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 50,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 132 East 72nd Street, New York, NY 10021.
(15)	Includes (i) 96,749 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 10205100 Avenue, Suite 3400, Edmonton, AB T5J 4B5, Canada.

(16)	Includes (i) 193,499 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 250,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 685 Grant Court, Burr Ridge, IL 60527.
(17)	Includes (i) 19,350 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 25,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is c/o Mark Rutkin, 16453 NE 30th Ave, North Miami Beach, FL, 33160.
(18)	Includes (i) 116,099 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 150,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 271 Pine Nook Road, PO Box 7, Deerfield, MA 01342.
(19)	Includes (i) 386,997 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 500,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 11864 Hwy 75, Hailey, ID 83333.
(20)	Includes (i) 15,480 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 20,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 465 Clotheir Road, Wynnewood, PA 19096.
(21)	Includes (i) 96,749 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants.
(22)	Includes (i) 96,749 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 29512 Spotted Bull Lane, San Juan Capistrano, CA 92675.
(23)	Includes (i) 96,749 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 1206 Fairmont Street, NW Washington, DC 20009.
(24)	Includes (i) 77,399 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 100,000 shares of common stock issuable upon the exercise of Warrants. The selling stockholder’s address is 1177 West Loop Street, Suite 1625, Houston, TX 77027.
(25)	Includes (i) 200,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 200,000 shares of common stock issuable upon the exercise of Warrants. Porcupine Investment Partners, LLC, is an affiliate of Mortimer Berkowitz III, the chairman of our Board of Directors. The selling stockholder’s address is c/o Goelet LLC, 780 Third Avenue, 17th Floor, New York, NY 10017, Attn: Thomas Antoshak.
(26)	Includes (i) 200,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 200,000 shares of common stock issuable upon the exercise of Warrants. Mortimer Berkowitz III is the chairman of our Board of Directors. Includes 898,098 shares held by HealthpointCapital Partners, L.P. and 1,750,880 shares held by HealthpointCapital Partners II, L.P. Mr. Berkowitz is a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, L.P. and he is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, L.P., and therefore Mr. Berkowitz may be deemed to beneficially own the shares held by HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P. Mr. Berkowitz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Also includes 933 shares owned by Mr. Berkowitz’s spouse. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(27)	Includes (i) 250,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 250,000 shares of common stock issuable upon the exercise of Warrants. Terry Rich is our Chief Executive Officer and a member of our Board of Directors. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(28)	Includes (i) 250,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 250,000 shares of common stock issuable upon the exercise of Warrants. Craig Hunsaker is our Executive Vice President, People & Culture and General Counsel. Includes 10,416 shares of common stock issuable pursuant to the exercise of options or release of restricted awards that are or will become vested within 60 days of April 17, 2017. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(29)	Includes (i) 125,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants. Jon Allen is our Executive Vice President, Commercial Operations. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(30)	Includes (i) 75,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 75,000 shares of common stock issuable upon the exercise of Warrants. Michael Plunkett is our President and Chief Operating Officer. Includes 20,856 shares of common stock issuable pursuant to the exercise of options or release of restricted awards that are or will become vested within 60 days of April 17, 2017. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(31)	Includes (i) 50,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 50,000 shares of common stock issuable upon the exercise of Warrants. Brian Snider is our Executive Vice President, Strategic Marketing and Product Development. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.

(32)	Includes (i) 25,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 25,000 shares of common stock issuable upon the exercise of Warrants. Jeffrey G Black is our Executive Vice President and Chief Financial Officer. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(33)	Includes (i) 125,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 125,000 shares of common stock issuable upon the exercise of Warrants. Chris Ryan is our Area Vice President, Sales, Central Region. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(34)	Includes (i) 100,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 100,000 shares of common stock issuable upon the exercise of Warrants. Jeff Rydin is a special advisor to our Board of Directors. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(35)	Includes (i) 25,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 25,000 shares of common stock issuable upon the exercise of Warrants. Amy Ables is our Vice President, Corporate Education & Performance. The selling stockholder’s address is c/o Alphatec Holdings, Inc, 5818 El Camino Real, Carlsbad, CA 92008.
(36)	Includes 167,702 shares of common stock issuable upon the exercise of Warrants. Mr. Vasinkevich is affiliated with HCW, which served as the placement agent for the Private Placement. The selling stockholder’s address is 430 Park Avenue, 4th Floor, New York, NY 10022.
(37)	Includes 283,381 shares of common stock issuable upon the exercise of Warrants. This stockholder has indicated that Michael Vasinkevich has voting and investment power over the shares held by HCW. As such, Mr. Vasinkevich may be deemed to have beneficial ownership over these shares. HCW served as the placement agent for the Private Placement. The selling stockholder’s address is 430 Park Avenue, 4th Floor, New York, NY 10022.
(38)	Includes 148,554 shares of common stock issuable upon the exercise of Warrants. Mr. Rubenstein is affiliated with HCW, which served as the placement agent for the Private Placement. The selling stockholder’s address is 430 Park Avenue, 4th Floor, New York, NY 10022.
(39)	Includes 14,148 shares of common stock issuable upon the exercise of Warrants. Mr. Viklund is affiliated with HCW, which served as the placement agent for the Private Placement. The selling stockholder’s address is 430 Park Avenue, 4th Floor, New York, NY 10022.
(40)	Includes 4,716 shares of common stock issuable upon the exercise of Warrants. Mr. Worthman is affiliated with HCW, which served as the placement agent for the Private Placement. The selling stockholder’s address is 430 Park Avenue, 4th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of common stock therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these shares to close out their short positions, or loan or pledge common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common stock offered by this prospectus, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the common stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, the Certificate of Designation and our restated bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, $0.0001 par value; and
•	20,000,000 shares of preferred stock, $0.0001 par value.

In addition to the descriptions set forth below, please refer to our other publicly filed documents incorporated herein by reference, which describe our other outstanding preferred stock, warrants, registration rights, equity incentive plans and other securities.

Common Stock

As of April 17, 2017, there were 10,857,773 shares of our common stock outstanding.

Voting Rights

For all matters submitted to a vote of stockholders, each holder of our common stock is entitled to one vote for each share registered in his or her name. Except as may be required by law and in connection with some significant actions, such as mergers, consolidations, or amendments to our restated certificate of incorporation that affect the rights of stockholders, holders of our common stock vote together as a single class. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Dividend Rights

Subject to preferential dividend rights of any other class or series of stock, the holders of shares of our common stock are entitled to receive dividends, including dividends of our stock, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock.

Liquidation

In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of our common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Other Rights and Preferences

Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Our amended and restated certificate of incorporation and restated bylaws do not restrict the ability of a holder of our common stock to transfer his or her shares of our common stock.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare, Inc.

Series A Convertible Preferred Stock

In March 2017 we created a new class of preferred stock designated as Series A Convertible Preferred Stock. The rights of the Series A Convertible Preferred Stock are set forth in the Certificate of Designation. A total of 15,245 shares of Series A Convertible Preferred Stock are authorized for issuance under the Certificate of Designation, and a total of 15,244.744 shares of Series A Convertible Preferred Stock are outstanding as of April 17, 2017. The shares of Series A Convertible Preferred Stock have a stated value of $1,000 per share and, following stockholder approval of the conversion feature as described below, will be convertible into shares of our common stock at an initial conversion price of $2.00 per share.

Holders of the Series A Convertible Preferred Stock are entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of our common stock.

Our common stock is listed on the NASDAQ Global Select Market, and we are therefore subject to the NASDAQ’s listing rules. NASDAQ Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities for less than the greater of book or market value of the stock in connection with a transaction, other than a public offering, involving the sale, issuance, or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. The number of shares of common stock sold in the Private Placement constituted less than 20% of our outstanding shares of common stock immediately prior to the Closing of the Private Placement. Accordingly, the issuance of any additional shares of common stock (or securities convertible into or exercisable for common stock) in the offering equal to or in excess of the 20% limitation would require stockholder approval. The Series A Convertible Preferred Stock provides that it is convertible into shares of our common stock, but only if the conversion feature is approved by our stockholders in accordance with the NASDAQ’s listing rules(subject to certain allowances for conversion in the event such conversion would not result in the aggregate number of shares of common stock issued upon conversion together with the shares of common stock sold in the Private Placement being greater than 19.99% of the common stock outstanding immediately prior to the Closing of the Private Placement).

In addition, NASDAQ Listing Rule 5635(c) requires us to obtain stockholder approval prior to the issuance of our common stock in any equity compensation plan, subject to certain exceptions, none of which apply to the Private Placement. Any transaction in which officers, directors, employees, or consultants receive common stock or securities convertible into or exercisable for common stock for less than market value is considered an equity compensation plan by NASDAQ. Because Mortimer Berkowitz III, Terry M. Rich, Craig Hunsaker, Jonathan Allen, Michael C. Plunkett, Brian Snider, Jeffrey G. Black, Chris Ryan, Jeff Rydin and Amy M. Ables are members of our board of directors, officers or employees, as applicable, the sale of the Series A Convertible Preferred Stock to such individuals and their affiliated entities (as indicated in the table above) would be considered an equity compensation plan, and no common stock may be issued upon the conversion of the Series A Convertible Preferred Stock prior to obtaining stockholder approval. The provisions in the Certificate of Designation include such restrictions.

We plan to file a definitive proxy statement with the SEC in May 2017 that includes a proposal to approve the conversion feature of the Series A Convertible Preferred Stock under the applicable NASDAQ listing rules, which would allow the holders of shares of Series A Convertible Preferred Stock to convert their shares of Series A Convertible Preferred Stock into common stock. If our stockholders do not approve the conversion feature of the Series A Convertible Preferred Stock, the shares of Series A Convertible Preferred Stock will generally not become convertible and will remain outstanding in accordance with the terms of the Certificate of Designation until stockholder approval is obtained.

If the proposal is approved by our stockholders, the shares of Series A Convertible Preferred Stock will be convertible, at the option of each holder, at any time or from time to time into shares of our common stock at the conversion price in effect at the time of conversion, except that, subject to certain limited exceptions, no holder of Series A Convertible Preferred Stock may convert the Series A Convertible Preferred Stock if, after giving effect to the conversion, the holder and all affiliated persons would own beneficially more than 4.99% of our common stock (subject to adjustment up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us). The initial conversion price of $2.25 is subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other recapitalization affecting our common stock.

Except as otherwise required by law, the holders of Series A Convertible Preferred Stock have no right to vote on matters submitted to a vote of our stockholders. Without the affirmative vote of the holders of 75% of the outstanding shares of Series A Convertible Preferred Stock, however, we may not: (i) amend our restated certificate of incorporation, as amended, (including the Certificate of Designation) in a manner adverse to the Series A Convertible Preferred Stock; (ii) increase the number of authorized shares of preferred stock; or (iii) enter into any agreement with respect to any of the foregoing.

In the event of the dissolution and winding up of our company, the proceeds available for distribution to our stockholders will be distributable pari passu among the holders of the shares of our common stock and Series A Convertible Preferred Stock, pro rata based upon the number of shares held by each such holder, as if the outstanding shares of our Series A Convertible Preferred Stock were convertible, and were converted, into shares of our common stock.

Warrants

As part of the Private Placement, certain of the selling stockholders received the Purchaser Warrants to purchase up to 9,432,000 shares of our common stock at an exercise price of $2.00 per share. Additionally, HCW and its designees received the HCW Warrants to purchase up to 471,600 shares of our common stock at an exercise price of $2.50 per share. The Common Stock Warrants are exercisable for cash or, solely, if at any time after the six-month anniversary of the closing date of the Private Placement, there is not an effective registration statement or prospectus registering the issuance of shares of our common stock upon exercise of the warrants, by cashless exercise. The exercise price of the warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The Common Stock Warrants will be exercisable following approval of the Private Placement by our stockholders and expire five years after the date of such stockholder approval.

Prior to the exercise, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights; however, the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.

The Common Stock Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

If we effect a fundamental transaction, then upon any subsequent exercise of any warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction (other than a fundamental transaction not approved by our Board of Directors), the Company or any successor entity shall, at the holder’s option, purchase the holder’s Common Stock Warrants for an amount of cash equal to the value of the Common Stock Warrants as determined in accordance with the Black Scholes option pricing model. A fundamental transaction as described in the Common Stock Warrants generally includes any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of the Company’s common stock or the consummation of a transaction whereby another entity acquires more than 50% of the Company’s outstanding voting stock.

We plan to file a definitive proxy statement with the SEC in May 2017 that includes a proposal to approve the exercise feature of the Common Stock Warrants under the applicable NASDAQ listing rules, which would allow the holders of the Common Stock Warrants to exercise such warrants for shares of common stock. If our stockholders do not approve the exercise feature of the Common Stock Warrants, the Common Stock Warrants will not be exercisable, and will remain outstanding in accordance with the terms of the warrant agreements governing the Common Stock Warrants.

If the proposal is approved by our stockholders, the Purchaser Warrants and HCW Warrants will be exercisable, at the option of each holder, at any time or from time to time for shares of our common stock at an exercise price of $2.00 and $2.50, respectively, except that, subject to certain limited exceptions, no holder may exercise the Common Stock Warrants if, after giving effect to the exercise, the holder and all affiliated persons would own beneficially more than 4.99% of our common stock (subject to adjustment up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us). The initial conversion prices are subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other recapitalization affecting our common stock.

Registration Rights Agreement

In connection with the Private Placement, the Company agreed to enter into the Registration Rights Agreement with certain of the selling stockholders. Pursuant to the Registration Rights Agreement, we agreed to prepare and file this registration statementwith the SEC within 30 days after the Closing for purposes of registering the resale of the shares of common stock sold and issued in the Private Placement, including the shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock and upon the exercise of the Warrants sold in the Private Placement. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC within 60 days after the Closing (90 days in the event the registration statement is reviewed by the SEC). If we fail to meet the specified filing deadlines or keep this registration statement effective, subject to certain permitted exceptions, we will be required to pay liquidated damages to certain of the selling stockholders. We also agreed, among other things, to indemnify the selling stockholders under the registration statements from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Alphatec Holdings, Inc. appearing in Alphatec Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference and the exhibits, may be obtained at the SEC’s public reference room or at the SEC’s website at www.sec.gov or by writing to the SEC and paying a fee for the copying cost. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 31, 2016;

•	the portions of our Current Reports on Form 8-K that are deemed “filed” with the SEC under the Exchange Act, filed with the SEC on January 5, 2017, January 26, 2017, February 14, 2017, March 6, 2017, March 9, 2017, March 23, 2017 and March 29, 2017 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•	the description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on May 26, 2006, including any subsequent amendments or reports filed for the purpose of updating such description; and

•	all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of offerings under this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, are deemed to be incorporated by reference into, and to be a part of, this prospectus, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Exchange Act.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits to the Registration Statement) call or write us at the following address:

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

(760) 431-9286

Attn: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$4,449
Printing and engraving expenses	5,000
Legal fees and expenses	20,000
Accounting fees and expenses	10,000

Total	$39,449

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was our director or officer or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our amended and restated certificate of incorporation and our restated by-laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

As permitted by Section 145 of the DGCL, we carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with all of our directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and to advance expenses incurred by them in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

Item 16.	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on April 25, 2017.

Alphatec Holdings, Inc.

By:	/s/ Terry M. Rich
Terry M. Rich
Chief Executive Officer

We, the undersigned officers and directors of Alphatec Holdings, Inc., hereby severally constitute and appoint Terry M. Rich, Jeffrey G. Black and Craig Hunsaker, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mortimer Berkowitz III Mortimer Berkowitz III	Chairman of the Board of Directors	April 25, 2017

/s/ Terry M. Rich Terry M. Rich	Director and Chief Executive Officer (Principal Executive Officer)	April 25, 2017

/s/ Jeffrey G. Black Jeffrey G. Black	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2017

/s/ Leslie H. Cross Leslie H. Cross	Director	April 25, 2017

/s/ David R. Mowry David R. Mowry	Director	April 25, 2017

/s/ R. Ian Molson R. Ian Molson	Director	April 25, 2017

/s/ Stephen E. O’Neil Stephen E. O’Neil	Director	April 25, 2017

/s/ Donald A. Williams Donald A. Williams	Director	April 25, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

3.1	Restated Certificate of Incorporation of the Registrant		Amendment No. 2 to Form S-1 (Exhibit 3.2)	04/20/2006	333-131609

3.2	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant		Form 8-K (Exhibit 3.1(b))	8/24/2016	000-52024

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Registrant		Form 8-K (Exhibit 3.1)	3/23/2017	000-52024

3.4	Restated Bylaws		Amendment No. 5 to Form S-1 (Exhibit 3.4)	05/26/2006	333-131609

4.1	Form of Common Stock Certificate		Form 10-K (Exhibit 4.1)	03/20/2014	000-52024

4.2	Corporate Governance Agreement, dated December 17, 2009, between the Company and certain shareholders of Scient’x Groupe S.A.S. and Scient’x S.A.		Form 8-K (Exhibit 10.1)	12/22/2009	000-52024

4.3	Registration Rights Agreement, dated March 26, 2010, by and among Alphatec Holdings, Inc. and the other signatories thereto		Form 8-K (Exhibit 4.1)	03/31/2010	000-52024

4.4	Registration Rights Agreement, dated March 29, 2017, by and among Alphatec Holdings, Inc. and the other signatories thereto		Form 8-K (Exhibit 4.2)	03/23/2017	000-52024

4.5	Warrant with Silicon Valley Bank as the Warrantholder, dated December 16, 2011		Form 10-K (Exhibit 4.8)	03/05/2012	000-52024

4.6	Form of Warrant issued to selling securityholders on March 29, 2017		Form 8-K (Exhibit 4.1)	3/23/2017	000-52024

5.1	Opinion of Latham & Watkins LLP	X

10.1	Securities Purchase Agreement dated as of March 22, 2017, between Alphatec Holdings, Inc. and each purchaser named in the signature pages thereto		Form 8-K (Exhibit 10.1)	03/23/2017	000-52024

10.2	Engagement Letter between Alphatec Holdings, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, dated as of March 1, 2017		Form 8-K (Exhibit 10.2)	03/23/2017	000-52024

10.3	Form of Support Agreement		Form 8-K (Exhibit 10.3)	03/23/2017	000-52024

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	X

24.1	Powers of Attorney (incorporated by reference to the signature page hereto)	X